EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 26, 2012, relating to the consolidated financial statements of Big Lots, Inc., and the effectiveness of Big Lots, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Big Lots, Inc. for the year ended January 28, 2012.

/s/ DELOITTE & TOUCHE LLP

Dayton, Ohio
May 22, 2012